Exhibit 99.1

Comtech Appoints Ken Peterman President and Chief Executive Officer

Company reiterates its financial guidance for the fiscal fourth quarter and full year 2022

MELVILLE, N.Y. – August 10, 2022 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today announced that its Board of Directors has appointed Chairman Ken Peterman President and Chief Executive Officer, succeeding Michael Porcelain effective immediately. Mr. Porcelain has also resigned from Comtech’s Board of Directors. Mr. Porcelain will be available to assist in the transition as needed.

Mr. Peterman joined the Comtech Board in May 2022 after the Board initiated a national search process in January 2022 with the goal of deepening the Board’s industry experience and strengthening its executive leadership expertise. Mr. Peterman’s career spans over 40 years leading major organizations in the creation of innovative, technology-enabled solutions addressing some of the world’s most challenging customer problems. A recognized thought leader in defense and aerospace, Mr. Peterman earned distinguished credentials across multiple technology sectors in both commercial and government markets at companies including Viasat, ITT/Exelis, Collins Aerospace, Raytheon and SpyGlass Group. Most recently, Mr. Peterman served as President of the Government Systems Segment of Viasat.

“Based on the Board’s extensive interactions with Ken since the beginning of 2022, we are confident Ken is the right leader to accelerate Comtech’s ongoing transformation,” said Lead Independent Director Lawrence Waldman. “The refreshed Board is excited to support Ken as he executes on his strategic vision for the Company.”

“I am genuinely excited about Comtech’s enormous potential. Thanks to our dedicated employees, our mission-critical technology portfolio, and our customer-centric culture, I believe Comtech is uniquely positioned to capitalize on the significant investment, steepening growth trajectories and continual renewal cycles taking place in assured communications, space and satellite networks and next-generation 911 failsafe communications infrastructures,” said Chairman and CEO Ken Peterman. “I’d like to thank Mike for his hard work and long-standing dedication to Comtech as well as for the recent groundwork he established to set the stage for the Company’s exciting next chapter. I look forward to engaging more deeply with our employees, customers, partners, and shareholders around the world over the coming weeks.”

“We’re grateful to Mike for his many contributions to the Company over the past 20 years in a variety of key positions,” added Judy Chambers, Head of the Nominating and Governance Committee of the Comtech Board. “We thank him for his longtime commitment to the Company, its customers, and its employees.”

“It has been an honor to lead Comtech,” said Mr. Porcelain. “After serving more than 20 years as a senior executive and positioning the company for its next chapter, it is the right time for me to take a breather and spend time with my family before moving on to my next endeavor. I appreciated the opportunity to work with the Board to set the Company on a new path, and I know our platform, technologies and teams are in good hands. I intend to remain a shareholder of the Company and will be rooting for Comtech every step of the way.”

The Company reiterates its financial guidance for the fiscal fourth quarter and full year 2022, as provided in a press release issued on June 9, 2022.

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtech.com.

Forward-Looking Statements

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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Investor Relations

Robert Samuels

631-962-7102

robert.samuels@comtech.com